Exhibit 10.1
SANTARUS, INC.
2009 BONUS PLAN*
*Excludes those covered under the Field Sales Incentive Plans

Santarus, Inc.
2009 Bonus Plan
The Santarus, Inc. (“Santarus” or the “Company”) Bonus Plan is designed to offer employees a performance-based plan that rewards the achievement of corporate goals, as well as individual goals that are consistent with the corporate goals. The objective of the Bonus Plan is to create an environment that focuses employees on the achievement of the 2009 corporate and individual goals. A combination of corporate performance and individual performance will determine individual bonus payouts.
Purpose of the Plan
The Santarus, Inc. 2009 Bonus Plan (the “Plan”) is designed to:
•	Provide a bonus program that helps achieve overall corporate goals and enhances shareholder value

•	Reward individuals for achievement of corporate and individual goals

•	Encourage teamwork among all disciplines within the Company

•	Offer an attractive bonus program to help attract and retain key employees
Plan Governance
The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Plan and any proposed modifications to the Plan. The President and CEO of Santarus is responsible for administration of the Plan; provided that the Compensation Committee of the Board of Directors is responsible for reviewing and approving all compensation, including compensation under this Plan, for all officers, vice presidents and any other employees with an annual base salary greater than or equal to $200,000.
Eligibility
All regular employees of the Company working at least 20 hours per week will be eligible to participate in the Plan, other than any employee eligible to participate in the Company’s Field Sales Incentive Plans. Temporary employees and part-time employees (working less than 20 hours per week) are not included in this Plan. In order to be eligible to receive any bonus award (or “Bonus”) under this Plan, a participant: (a) must have commenced their employment with the Company prior to November 15, 2009 and remained continuously employed through December 31, 2009 and until the time Bonuses are paid; and (b) must be an employee in good standing (e.g., not on a performance improvement plan as of December 31, 2009 or an Unacceptable performer as determined during the 2009 review cycle), as determined by the Compensation Committee of the

Board of Directors or the President and CEO of Santarus, as applicable in their sole discretion.
Corporate and Individual Performance
The President and CEO will present to the Compensation Committee of the Board of Directors a list of the overall corporate goals for the Plan year, which is subject to approval by both the Compensation Committee and the independent members of the Board of Directors. All participants in the Plan will then develop a list of key individual goals, which will be approved by the responsible vice president or the Compensation Committee of the Board of Directors, as applicable.
The total bonus pool for the Plan will be based on achievement of the 2009 corporate goals and individual goals that have been approved as indicated above.
Bonus Awards
The Bonus will be paid in cash and is based on achievement of the 2009 corporate goals and achievement of individual goals. The Bonus will be calculated by using the base salary as of December 31, 2009, weighting factor, target bonus percentage and goal multipliers as identified below:
Weighting Factor
The relative weight between the corporate and individual Bonus components will vary based on levels within the organization. The weighting factors will be reviewed annually and adjusted, as necessary or appropriate. The weighting for 2009 will be as follows:

Position	Corporate	Individual
President and CEO	100%
Group I (Officers)	100%
Group H (Non-Officer VPs)	80%	20%
Group G (Executive Directors)	80%	20%
Group F (Senior Directors)	80%	20%
Group E (Directors)	80%	20%
Group D (Managers)	60%	40%
Group C	40%	60%
Group A & B	20%	80%
Target Bonus Percentages
Bonus amounts will be determined by applying a “target bonus percentage” to the base salary of employees in the Plan. Following are the 2009 target bonus percentages:

Position	Target Bonus Percentages
President and CEO	50%
Group I	35%
Group H	30%
Group G	30%
Group F	25%
Group E	20%
Group D	15%
Group C	10%
Group B	7.5%
Group A	6%
The base salary as of December 31, 2009 times the target bonus percentage will be used to establish the target Bonus amount for the 2009 year.
Goal Multipliers
Corporate Goal Multiplier: The following scale will be used by the Compensation Committee of the Board of Directors and the independent members of the Board of Directors to determine the actual “corporate goal multiplier” based upon measurement of actual corporate performance versus the pre-established corporate goals. The goal multiplier will be used with the calculated target Bonus amount and the weighting factor to determine the actual Bonus amount for each individual based on corporate performance.

	Performance Category	Goal Multiplier
1.	Performance for the year exceeded the goal or was excellent in view of prevailing conditions	110% — 150%

2.	Performance met the year’s goal or is considered achieved in view of prevailing conditions	90% — 109%

3.	Performance for the year met some aspects of the goal but not all.	40% — 89%

4.	The goal was not achieved and performance was not acceptable in view of prevailing conditions.	0%
Individual Goal Multiplier: The “individual goal multiplier” will be determined by taking into account the performance rating (Pinnacle, Standing Ovation, Great Performance, etc.) given to the individual through the 2009 review cycle as well as any other relevant criteria relating to the individual’s job performance during 2009. The specific multipliers for each performance rating level are as follows:

Performance Rating:	Multiplier
Pinnacle	120%
Standing Ovation	105%
Great Performance	90%
Too New	70%
Fair Performance	50%
Calculation of Bonus Amount
The example below shows a sample Bonus amount calculation under the Plan. First, a target Bonus amount is calculated for each Plan participant by multiplying the employee’s base salary by the target bonus percentage. This dollar figure is then divided between the corporate component and the individual component based on the weighting factor for that position. This calculation establishes specific dollar target Bonus amounts for the performance period for each of the corporate and individual components.
At the end of the performance period, corporate and individual goal multipliers will be established using the criteria described above. The corporate goal multiplier, which is based on overall corporate performance, is used to calculate the corporate component of the Bonus amount for all Plan participants. This is accomplished by multiplying the target corporate Bonus amount established for each individual by the actual corporate goal multiplier. The individual goal multiplier, which is based on an individual’s performance rating, is used in the same way to calculate the actual individual component of the Bonus amount.
Example:          Actual Bonus Amount Calculation

Group Level	B
Position	Executive Assistant
Base Salary as of December 31, 2009	$50,000
Target Bonus Percentage	7.5%
Performance Rating	Standing Ovation
Target Bonus Amount	$3,750

Target Bonus Amount Components:
Target Bonus Amount based on corporate performance (20%):	$750
Target Bonus Amount based on individual performance (80%):	$3,000

Corporate Goal Multiplier	80%
Individual Goal Multiplier	105%

Actual Bonus Amount Calculation:
Corporate Bonus Amount	$600 ($750 x 80%)
Individual Bonus Amount	$3,150 ($3,000 x 105%)

Total Actual Cash Bonus Amount	$3,750
Payment of the Bonus Amounts
Annual performance reviews for Plan participants will be completed by February 28, 2010. Payments of actual Bonus amounts will be made as soon as practical, but not later than March 15, 2010. Participants’ entitlement to Bonuses under this Plan does not vest until the Bonuses are actually paid. This plan is not intended to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.
Participants who join the Company prior to November 15, 2009 and remain continuously employed through December 31, 2009 will be eligible to participate in the Plan and have their actual Bonus amount prorated based on their actual time with the Company during the Plan year.
A participant whose employment terminates voluntarily prior to the payment of a Bonus award will not be eligible to receive the Bonus award. Continued employment is a condition of vesting. If a participant’s employment is terminated involuntarily during the Plan year, or prior to payment of Bonus awards, it will be at the absolute discretion of the Company whether or not a Bonus award payment is made. A participant must also be an employee in good standing (not on a performance improvement plan, other disciplinary status or Unacceptable performer) in order to be eligible to receive a Bonus payment.
Company’s Absolute Right to Alter or Abolish the Plan
The Compensation Committee of the Board of Directors reserves the right in its absolute discretion to terminate and/or abolish all or any portion of the Plan at any time or to alter the terms and conditions under which a Bonus will be paid. In the event of the Plan’s termination prior to the payment of a Bonus, such Bonus will not be payable under this Plan. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any payment until actual delivery of such compensation. Notwithstanding the generality of the foregoing, at the Company’s discretion all or a portion of a Bonus payment may be made in shares of the Company’s common stock.
Employment Duration/Employment Relationship
This Plan does not, and the Company’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by the Company or by the participant with or without cause.